United States securities and exchange commission logo





                     June 8, 2020

       Matthias Jaff
       Chief Financial Officer
       LogicBio Therapeutics, Inc.
       65 Hayden Avenue, 2nd Floor
       Lexington, Massachusetts 02421

                                                        Re: LogicBio
Therapeutics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 001-38707

       Dear Mr. Jaff :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences